EXHIBIT 99.2

GUESS?, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Dennis R. Secor
SVP & Chief Financial Officer
(213) 765-3289

Joseph Teklits
Integrated Corporate Relations
(203) 682-8258

GUESS?, INC. ACQUIRES EUROPEAN LICENSEE OF GUESS BY MARCIANO
CONTEMPORARY LINE OF APPAREL

LOS ANGELES, Jan. 8, 2007 – Guess?, Inc. (NYSE: GES) announced today that through its wholly-owned subsidiary, Guess Europe, B.V., the Company has acquired 75% of the equity interest of Focus Europe S.r.l. (“Focus”), including the leases and assets of four Guess by Marciano retail stores in Italy.  Over the past 10 years, Focus, based in Italy, has served as the licensee, manufacturer and distributor of the Guess by Marciano contemporary line for women and men in Europe, the Middle East and Asia.  The stores included in the acquisition are located in Rome, Bologna, Cagliari and Serravalle.

The Company noted that it expects the acquisition to be slightly accretive to earnings in 2007, with a greater contribution in 2008 and forward as the business is fully integrated.  Terms of the transaction, which closed on December 31, 2006, provide for the option to purchase the remaining 25% of the equity interest of Focus by 2011.

 “The acquisition of our jeanswear licensee in Italy two years ago was an important step in our efforts to expand significantly the presence of Guess? in Europe, and it has proven to be a phenomenal growth vehicle for us,” said Paul Marciano, Chief Executive Officer.  “With the acquisition of our Guess by Marciano licensee, which is similar in size to the jeanswear licensee when we acquired it, we now own all of our adult apparel business in Europe.  We are confident that the combination of the manufacture and distribution of all our European apparel lines, and the increased distribution of Guess? handbags, footwear and other accessories under one umbrella, provides a powerful opportunity to expand our wholesale and retail operations in our fastest growing region.  We believe these businesses combined have the potential to reach $600 million to $800 million in revenues in the next three to five years.”

Mr. Marciano continued, “The Focus business generated approximately $65 million in revenues and experienced a rate of growth in excess of 40% in the last 12 months.  We plan for the current management team, our partners, to continue to run the business and to benefit from our global infrastructure.  We have enjoyed an outstanding relationship with them and have full confidence that together we will maximize the growth of this business in the years to come.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At December 31, 2006 the Company operated 336 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s European growth plans and the Company’s expectation that the Focus acquisition will be accretive to earnings, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, successfully integrate and expand the Focus business, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

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